SUB-ITEM 77Q1:	Exhibits

(a)	As of September 16, 1998 the following Section
3.11 is added to Article III of the Registrant's Bylaws:

	Section 3.11.  Qualification of Directors.
No person over the age 70 shall be eligible to serve as a trustee of the Trust. Trustees of the Trust shall retire as trustees when they attain the age of 70.

(e)	Copies of new Registrant investment advisory
and sub-advisory contracts are attached hereto.

(f)	The Agreement and Plan of Reorganization
dated as of October 5, 1998 by and between The
Sessions Group and the Registrant is incorporated herein by reference to Exhibit A to the Definitive
Proxy Statement.